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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Deckers Outdoor Corporation of our report dated February 18, 2000, except for the last paragraph of note 9, which is as of March 17, 2000, with respect to the consolidated balance sheets of Deckers Outdoor Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Deckers Outdoor Corporation.



                                                  KPMG LLP


Los Angeles, California
March 27, 2000